Filed Pursuant to Rule 424(b)(5)
Registration No. 333-268445

PROSPECTUS SUPPLEMENT
(to Prospectus dated November 28, 2022)

The selling stockholders identified in this prospectus supplement are offering 9,786,153 shares of our Class A common stock, par value $0.0001 per share. We will not receive any proceeds from the sale of the Class A common stock by the selling stockholders.
Shares of our Class A common stock are listed on The New York Stock Exchange (“NYSE”) under the symbol “MIR.” On March 2, 2023, the closing price for our Class A common stock, as reported on the NYSE, was $9.20 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” contained in this prospectus supplement beginning on page S-6, the accompanying prospectus and the documents that are incorporated by reference herein and therein.

	Per Share	Total
Price to public	$8.750	$85,628,838.75
Underwriting discounts and commissions(1)	$0.105	$1,027,546.07
Proceeds to the selling stockholders (before expenses)	$8.645	$84,601,292.69
_________________
(1)See “Underwriting” for additional information regarding underwriting discounts, commissions and estimated expenses.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
Delivery of the shares of our Class A common stock is expected to be made on or about March 7, 2023.

Jefferies

The date of this prospectus supplement is March 2, 2023

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT
PROSPECTUS
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and adds to and supplements information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part, the accompanying prospectus, including the documents incorporated by reference, contains a description of the securities we may offer and gives more general information about us and our securities. This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-268445) that we initially filed with the Securities and Exchange Commission (the “SEC”), on November 17, 2022, and that was declared effective by the SEC on November 28, 2022. Generally, when we refer to this prospectus, we are referring to the combined document consisting of this prospectus supplement and the accompanying prospectus.
Before buying any of the shares of Class A common stock offered hereby, we urge you to carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. These documents contain important information that you should consider when making your investment decision.
In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we make future filings with the SEC to update the information contained in documents that have been incorporated by reference, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.
We are responsible for the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. We, the selling stockholders and the underwriters have not authorized anyone to provide any information other than as contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein and therein. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.
We, the selling stockholders and the underwriters are not making an offer of any securities other than the registered securities to which this prospectus supplement and the accompanying prospectus relate, nor are we, any selling stockholders or the underwriters making an offer to sell or soliciting an offer to buy such securities in any jurisdiction where an offer or sale is not permitted.
Unless the context otherwise indicates, references in this prospectus to “Mirion,” the “Company,” “we,” “our” and “us” refer, collectively, to Mirion Technologies, Inc., a Delaware corporation, and its consolidated subsidiaries. All references herein to “underwriters” or “selling stockholders” shall be deemed to include either a singular underwriter or selling stockholder or multiple underwriters or selling stockholders, as applicable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that reflect future plans, estimates, beliefs and expected performance. All statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus other than statements of historical fact, including statements regarding the offering of securities under this prospectus supplement and the use of proceeds therefrom, are forward-looking statements. When used in this prospectus supplement, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “seeks,” “plans,” “scheduled,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies or plans, we are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management.
The forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us at the time such statements are made. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following risks, uncertainties and other factors:
•changes in domestic and foreign business, market, economic, financial, political and legal conditions, including the Russia-Ukraine conflict and the relationship between the United States and China;
•risks related to the public’s perception of nuclear radiation and nuclear technologies;
•risks related to the continued growth of our end markets;
•our ability to win new customers and retain existing customers;
•our ability to realize sales expected from our backlog of orders and contracts;
•risks related to governmental contracts;
•our ability to mitigate risks associated with long-term fixed price contracts, including risks related to inflation;
•risks related to information technology disruption or security;
•risks related to the implementation and enhancement of information systems;
•our ability to manage our supply chain or difficulties with third-party manufacturers;
•risks related to competition;
•our ability to manage disruptions of, or changes in, our independent sales representatives, distributors and original equipment manufacturers;
•our ability to realize the expected benefit from strategic transactions, such as acquisitions, divestitures and investments, including any synergies or internal restructuring and improvement efforts;
•our ability to issue debt or equity or equity-linked securities in the future;
•risks related to changes in tax law and ongoing tax audits;

•risks related to future legislation and regulation both in the United States and abroad;
•risks related to the costs or liabilities associated with product liability claims;
•our ability to attract, train and retain key members of our leadership team and other qualified personnel;
•risks related to the adequacy of our insurance coverage;
•risks related to the global scope of our operations, including operations in international and emerging markets;
•risks related to our exposure to fluctuations in foreign currency exchange rates, interest rates and inflation, including the impact on our debt service costs;
•our ability to comply with various laws and regulations and the costs associated with legal compliance;
•risks related to the outcome of any litigation, governmental and regulatory proceedings, investigations and inquiries;
•risks related to our ability to protect or enforce our proprietary rights on which our business depends or third-party intellectual property infringement claims;
•liabilities associated with environmental, health and safety matters;
•our ability to predict our future operational results;
•risks associated with our limited history of operating as an independent company;
•the effects of COVID-19 or other health epidemics, pandemics and similar outbreaks may have on our business results of operations or financial condition; and
•other risks and uncertainties indicated in this prospectus supplement, the accompanying prospectus and
•the documents incorporated by reference herein and therein, including those under the heading “Risk Factors,” and other documents filed or to be filed with the SEC by us.
There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward- looking statements.
Forward-looking statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein speak only as of the date on which such statements were made or any earlier date specified for such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein. Because it is a summary, it does not contain all the information you should consider before investing in our Class A common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section beginning on page S-6 of this prospectus supplement, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.
Overview
We provide products, services and software that allow our customers to safely leverage the power of ionizing radiation for the greater good of humanity. Our solutions have critical applications in the medical, nuclear energy and defense markets, as well as in laboratories and scientific research, analysis and space exploration. Many of our markets are characterized by the need to meet rigorous regulatory standards, design qualifications, and operating requirements. Throughout our history, we have successfully leveraged the strength of our expertise in ionizing radiation to continually drive innovation and expand the commercial applications of our core technology competencies. Through our facilities in 12 countries, we supply our solutions in the Americas, Europe, Africa, the Middle East and Asia Pacific regions.
Recent Developments
On February 21, 2023, we entered into subscription agreements (the “Subscription Agreements”) with certain institutional investors providing for the issuance and sale by us of 17,142,857 shares of our Class A common stock in a registered direct offering (the “Registered Direct Offering”) at $8.75 per share, the closing price on the NYSE of our Class A common stock on February 17, 2023. The issuance and sale of the shares in the Registered Direct Offering contemplated by the Subscription Agreements was consummated on February 23, 2023. We received gross proceeds of approximately $150 million and net proceeds of approximately $149.6 million, after deducting offering expenses. We used approximately $125 million of the net proceeds to repay outstanding indebtedness and intend to use the remaining proceeds for general corporate purposes.
Corporate Information
Our corporate headquarters are located at 1218 Menlo Drive, Atlanta, Georgia 30318, and our telephone number is (770) 432-2744. Our website is located at www.mirion.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be made available free of charge on our website as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC on their website located at www.sec.gov. We do not incorporate the information on or accessible through our website into this prospectus supplement, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus supplement. Our Class A common stock and public warrants are listed on the NYSE under the symbols “MIR” and “MIR WS,” respectively.
We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus supplement are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus supplement may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

THE OFFERING

Class A common stock offered by the selling stockholders	9,786,153 shares of our Class A common stock.

Shares of Class A common stock to be outstanding after this offering	200,298,834 shares.

Shares of Class B common stock to be outstanding after this offering	8,040,540 shares.

Total shares of Class A and Class B common stock to be outstanding after this offering	208,339,374 shares.

Use of Proceeds	The selling stockholders will receive all of the net proceeds from this offering and we will not receive any proceeds from the sale of shares in this offering. See the section titled “Use of Proceeds” for additional information.

Risk Factors
You should read the “Risk Factors” section beginning on page S-6 of this prospectus supplement as well as those risk factors that are incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors to carefully consider before deciding to purchase shares of our Class A common stock.

NYSE Symbol	“MIR.”
The number of shares of our Class A and Class B common stock to be outstanding immediately after this offering is based on 200,298,834 shares of Class A common stock and 8,040,540 shares of Class B common stock outstanding as of December 31, 2022 and excludes as of that date:
•17,142,857 shares of Class A common stock issued on February 23, 2023 to certain institutional investors in the Registered Direct Offering (see “Prospectus Supplement Summary—Recent Developments”);
•27,249,879 shares of Class A common stock issuable upon the exercise of 8,500,000 private placement warrants and 18,749,879 publicly-traded warrants, in each case outstanding as of December 31, 2022;
•8,040,540 shares of Class A common stock issuable, at the option of Mirion, upon the redemption of the paired interests of 8,040,540 shares of Class B common stock outstanding as of December 31, 2022 paired on a one-for-one basis with shares of Class B common stock of Mirion Intermediate Co., Inc.;
•1,707,960 shares of Class A common stock underlying restricted stock units and 411,406 shares of Class A common stock underlying performance stock units (assuming 100% goal achievement), in each case outstanding as of December 31, 2022; and
•any shares issuable from awards under our 2021 Omnibus Incentive Plan, which had 23,554,298 shares reserved for future equity awards as of December 31, 2022 (subject to annual automatic increases).
The number of outstanding shares of Class A common stock as of December 31, 2022 includes 18,750,000 “founder shares,” which are shares of Class A common stock subject to vesting in three equal tranches, based on the volume-weighted average price of our Class A common stock being greater than or equal to $12.00, $14.00 and $16.00 per share for any 20 trading days in any 30 consecutive trading day period. The founder shares will be forfeited to us if they fail to vest by October 20, 2026.
Except as otherwise noted, all information in this prospectus supplement assumes no exercise of our outstanding warrants, no redemption of shares of our Class B common stock and no forfeiture of the founder shares.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” together with the risk factors described in the accompanying prospectus and our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with the SEC after the date of this prospectus supplement, as well as the other information contained in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference herein and therein, in light of your particular investment objectives and financial circumstances. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” The occurrence of one or more of the events or circumstances described in such risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. In such an event, the trading price of our securities could decline and you could lose part or all of your investment. We may face additional risks and uncertainties that are not presently known to us that we currently deem immaterial, which may also impair our business or financial condition.

USE OF PROCEEDS
All of the shares of Class A common stock being offered hereby are being sold by the selling stockholders identified in this prospectus supplement. We will not receive any of the proceeds from the sale of the shares being offered by the selling stockholders. We will, however, bear certain costs and expenses associated with the offering of the shares to be sold by the selling stockholders. The selling stockholders will bear underwriting discounts, commissions and certain other expenses payable with respect to the sales of shares hereunder. See “Underwriting” for more information.

DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not expect to pay any dividends on our Class A or Class B common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. In addition, our credit facility places restrictions on the ability of our subsidiaries to pay cash dividends or make distributions to us.

SELLING STOCKHOLDERS
The following table sets forth the beneficial ownership of our Class A common stock as of the date of this prospectus supplement, on an actual basis and as adjusted to reflect the sale of our Class A common stock by the selling stockholders in this offering, for each of the selling stockholders. When we refer to the “selling stockholders” in this prospectus supplement, we mean the persons listed in the table below (whether singular or plural). The information contained in the table below in respect of the selling stockholders has been obtained from the selling stockholders and has not been independently verified by us.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including those shares of our Class A common stock issuable upon redemption of paired interests of our Class B common stock and shares of Class B common stock of Mirion Intermediate Co., Inc. on a one-for-one basis. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each entity named in the table below has sole voting and investment power with respect to all shares of Class A common stock that the entity beneficially owns.
The percentage ownership information shown in the table prior to this offering is based upon 200,298,834 shares of Class A common stock outstanding as of December 31, 2022. The percentage ownership information shown in the table assumes the sale of an aggregate of 9,786,153 shares of our Class A common stock by the selling stockholders in this offering.

Name of Beneficial Owner	Beneficial Ownership Prior to the Offering		Shares Offered Hereby	Shares Beneficially Owned After the Offering
	Number of Shares of Class A Common Stock	Percent of Class A Common Stock		Number of Shares of Class A Common Stock	Percent of Class A Common Stock
CCP IX LP No. 1(1)	13,233,013	6.6%	5,233,000	8,000,013	4.0%
CCP IX LP No. 2(1)	11,028,610	5.5%	4,361,268	6,667,342	3.3%
CCP IX Co-Investment LP(1)	363,920	*	143,912	220,008	*
CCP IX Co-Investment LP No. 2(1)	121,312	*	47,973	73,339	*
_________________
*Less than one percent.
(1)Represents 13,233,013 shares of Class A common stock held by CCP IX LP No. 1; (ii) 11,028,610 shares of Class A common stock held by CCP IX LP No. 2; (iii) 363,920 shares of Class A common stock held by CCP IX Co-investment LP; and (iv) 121,312 shares of Class A common stock held by CCP IX Co-Investment No. 2 LP (together, “CCP IX”) prior to the offering. Charterhouse General Partners (IX) Ltd (“CGP IX”) is the general partner of each of the limited partnerships comprising CCP IX. Charterhouse Capital Partners LLP (“CCP”) acts as the investment adviser to CGP IX. CCP’s advice with respect to investment decisions requires the approval of its Investment Committee comprised of nine members, including the approval of CCP’s Managing Partner, currently Lionel Giacomotto. However, it is the board of directors of CGP IX that ultimately makes all investment decisions. As a result, CGP IX may be deemed to have beneficial ownership of the securities held by the limited partnerships comprising CCP IX. CGP IX is managed by a four member board of directors. Each of the CGP IX board members disclaims beneficial ownership of the securities beneficially owned by each of the limited partnerships comprising CCP IX, except to the extent of their pecuniary interest therein, if any. The address for each of the foregoing persons’ principal business office is 6th Floor, Belgrave House, 76 Buckingham Palace Road, London, SW1W 9TQ.

UNDERWRITING
Subject to the terms and conditions set forth in a firm commitment underwriting agreement dated the date of this prospectus supplement, Jefferies LLC acting as underwriter, has agreed to purchase, and the selling stockholders have agreed to sell to it, 9,786,153 shares of our Class A common stock. The term “underwriters” herein refers to Jefferies LLC acting as underwriter.
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase all of the shares of our Class A common stock sold under the underwriting agreement if any of these shares are purchased. We and the selling stockholders have agreed to indemnify the underwriters and its controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares of our Class A common stock, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates, selling stockholder certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The underwriters initially propose to offer part of the shares of our Class A common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price per share under the public offering price. After the initial offering, the public offering price or any other term of the offering may be changed at the underwriters’ discretion. The offering of the shares of our Class A common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholders.

Name	Per Share	Total
Public offering price	$8.750	$85,628,838.75
Underwriting discounts and commissions to be paid by the selling stockholders	$0.105	$1,027,546.07
Proceeds, before expenses, to the selling stockholders	$8.645	$84,601,292.69
We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, are approximately $1.0 million. We have agreed to reimburse the underwriters for expenses of up to $35,000 relating to the clearance of this offering with the Financial Industry Regulatory Authority.
Our Class A common stock is listed on the NYSE under the trading symbol “MIR.”
We have agreed with the underwriters that, without its prior written consent, during the period beginning from the date hereof and continuing to and including the date that is 60 days after the date of the final prospectus supplement covering the offering of our shares of Class A common stock (the “Company Lock-Up Period”), we will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with or to the SEC a registration statement under the Securities Act relating to, any securities of the Company that are substantially similar to the shares of our Class A common stock offered in the offering, including but not limited to any options or warrants to purchase shares of our Class A common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our Class A common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our Class A common stock or such other securities, in cash or otherwise, without the prior written consent of the underwriters; provided, however, that the foregoing restrictions shall not apply to (A) the shares of our Class A common stock offered in the offering; (B)

any shares of our Class A common stock issued (i) upon the exercise of stock options or the settlement, vesting or issuance of restricted stock units, performance-based restricted stock units, director retainer fees in the form of shares of our Class A common stock or profits interests (including any “net” or “cashless” exercises of shares of our Class A common stock), in each case outstanding as of the date of the underwriting agreement or issued after the date of the underwriting agreement pursuant to our equity-based compensation plans or other arrangements referred to in this prospectus (including under the following clause (C)), or (ii) upon the exercise, conversion, settlement or exchange of a security outstanding on the date of the underwriting agreement (including, without limitation, outstanding warrants to purchase shares of our Class A common stock); provided, however, in each case of the foregoing clauses (i) and (ii) of this clause (B) that we shall not, whether directly or indirectly, contravene, or procure, induce or cause the contravention of, the terms of the lock-up agreements entered into by the Lock-Up Parties (as defined below); (C) the grant of options to purchase or the issuance by us of shares of our Class A common stock or the grant of any securities convertible into, exchangeable for or that represent the right to receive shares of our Class A common stock (including, without limitation, restricted stock units, performance-based restricted stock units, director services retainers or profits interests), in each case pursuant to our equity-based compensation plans or other arrangements referred to in this prospectus; (D) the filing of any registration statement on Form S-8 (or any amendment thereto) relating to securities granted or to be granted pursuant to our equity incentive plans or other arrangements that are described in this prospectus (including, without limitation, the securities as described in clauses (B) and (C) above) or any assumed employee benefit plan contemplated by clause (G) below; (E) the filing of any registration statement or an amendment to a registration statement to comply with obligations under our agreements existing as of the date of the underwriting agreement so long as such filing is not in furtherance of a new issuance of shares of our Class A common stock by us not otherwise permitted under this paragraph; (F) the issuance by us of shares of our Class A common stock upon the redemption of Paired Interests (as defined in our Amended and Restated Certificate of Incorporation); (G) the issuance by us of shares of our Class A common stock or any security convertible into or exercisable for shares of our Class A common stock pursuant to an agreement entered into by us (before or after the date of the underwriting agreement) in connection with the acquisition by us of the securities, business, technology, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by us in connection with such acquisition, and the issuance of any such securities pursuant to any such agreement; (H) the issuance of shares of our Class A common stock or any security convertible into or exercisable for shares of our Class A common stock pursuant to an agreement entered into by us (before or after the date of the underwriting agreement) in connection with joint ventures, commercial relationships or other strategic transactions, and the issuance of any such securities pursuant to any such agreement; or (I) the facilitation of the establishment of a trading plan on behalf of a stockholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our Class A common stock, provided that (i) such plan does not provide for the transfer of shares of our Class A common stock offered in the offering during the Company Lock-Up Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of our Class A common stock offered in the offering may be made under such plan during the Company Lock-Up Period; provided that in the case of clauses (G) and (H) above, the aggregate number of shares of our Class A common stock that we may sell or issue or agree to sell or issue pursuant to clauses (G) and (H) shall not exceed 10% of the total number of shares of our Class A common stock and shares of our Class B common stock, par value $0.0001, issued and outstanding immediately following the completion of the offering; and provided, further, that in the case of clauses (G) and (H) above, we shall cause each recipient of such securities to execute and deliver to the underwriters, on or prior to the issuance of such securities, a lock-up agreement on substantially the same terms as the lock-up agreements entered into by the Lock-Up Parties for the remainder of the Company Lock-Up Period.
Our directors, executive officers, certain of our stockholders and the selling stockholders (collectively, the “Lock-Up Parties”) have agreed, subject to specified exceptions set forth below, that, without the prior written consent of the underwriters, during the period beginning from the date hereof and continuing to and including the date that is 60 days after the date of the final prospectus supplement covering the offering of the shares of our Class A common stock (the “Lock-Up Period”), that they will not, and will not cause, permit or direct any of their affiliates to, (i) offer to sell or assign, sell, assign, contract or otherwise undertake to sell, pledge, hypothecate, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, any shares of our Class A common stock, any shares of our Class B common stock (together with the Class A common stock, the “Common Stock”), any Paired Interests (as defined in our Amended and Restated Certificate of Incorporation), or any options or warrants to purchase any shares of Common Stock or Paired Interests, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock or Paired Interests (such shares of Common Stock, Paired Interests, options, rights, warrants or other securities, collectively, “Lock-Up Securities”), including, without limitation, any such Lock-Up Securities now owned or hereafter acquired by the Lock-Up Party, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to, which has the effect of, or which reasonably could be expected to lead to or result in, directly or indirectly, a sale, loan, pledge or other disposition (whether by the Lock-Up Party or someone other than the Lock-Up Party) or transfer of any of the economic consequences of ownership, in whole or in part, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock, Paired Interests or other securities, in cash or otherwise, or (iii) otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described in subparagraphs (i) and (ii) above (the actions, activities, transactions and arrangements described in subparagraphs (i) to (iii) (inclusive) above being a “Transfer”, and the lock-up restrictions set forth in this paragraph, the “Lock-Up”).
With respect to our directors, executive officers, certain of our stockholders and the selling stockholders, the restrictions described in the immediately preceding paragraph are subject to specified exceptions, including among others:
(a)Transfers of Lock-Up Securities (i) by will, other testamentary document or intestacy, (ii) as a bona fide gift or gifts, including to charitable organizations or for bona fide estate planning purposes, (iii) to any trust for the direct or indirect benefit of the Lock-Up Party or the immediate family of the Lock-Up Party, or if the Lock-Up Party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, (iv) to a partnership, limited liability company or other entity of which the Lock-Up Party and the immediate family of the Lock-Up Party are the legal and beneficial owner(s) of all of the outstanding equity securities or similar interests, (v) if the Lock-Up Party is a corporation, partnership, limited liability company, trust or other business entity, (1) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the Lock-Up Party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Lock-Up Party or its affiliates (including, for the avoidance of doubt, where the Lock-Up Party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (2) as part of a distribution to members or shareholders of the Lock-Up Party, or (vi) to a nominee or custodian of any person or entity to whom a Transfer would be permissible under subparagraphs (i) through (v) above; provided that in the case of any Transfer of Lock-Up Securities pursuant to this paragraph (a): (w) such Transfer shall not involve a disposition for value; (x) the Lock-Up Securities shall remain subject to the Lock-Up and the transferee shall sign a joinder to the lock-up agreement before such Transfer is effective, in such form as the underwriters shall require; (y) any required public report or filing (including filings under Section 16(a) of the Exchange Act) shall disclose the nature of such Transfer and that the Lock-Up Securities remain subject to the Lock-Up; and (z) there shall be no voluntary public disclosure or other announcement of such Transfer;
(b)in the case of an individual, Transfers by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or related court order;
(c)Transfers from an employee or a director of, or a service provider to, the Company or any of our subsidiaries upon the death, disability or termination of employment or services, in each case, of such person;
(d)Transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of shares of our capital stock involving a Change of Control (as defined below) (including negotiating and entering into an agreement providing for any such transaction); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Lock-Up Party’s Lock-Up Securities shall remain subject to the Lock-Up; for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity);
(e)Transfers of Lock-Up Securities being sold in the offering;
(f)Transfers to the Company in connection with the vesting or settlement of restricted stock units, performance stock units, profits interests, or other rights to purchase shares of our Class A common stock, including “net” or “cashless” exercises or settlement, including any Transfer of shares of our Class A common stock to the Company for the payment of tax withholdings or remittance payments due as a result thereof; provided, that in all such cases, (i) the vesting or settlement is pursuant to equity awards granted under a stock incentive plan or other equity award plan or profits interest described in the final prospectus supplement covering the offering of the shares of our Class A common stock, (ii) any shares of our Class A common stock received upon such vesting or settlement shall be subject to the terms of the Lock-Up Party’s lock-up agreement, and (iii) if the Lock-Up Party is required to file a report under Section 16(a) of the Exchange Act during the Lock-Up Period, the Lock-Up Party shall include a statement in such report to the effect that such Transfer relates to the circumstances described in this paragraph;
(g)Transfers pursuant to a trading plan (a “10b5-1 Plan”) established in accordance with Rule 10b5-1 under the Exchange Act; provided that (i) such plan was established and disclosed to the underwriters prior to the execution of the lock-up agreement by the Lock-Up Party, and (ii) any filing under Section 16(a) of the Exchange Act that is made in connection with any such Transfer during the Lock-Up Period shall state that such Transfer has been executed under a 10b5-1 trading plan and the date such plan was adopted;
(h)if the Lock-Up Party is a director or officer of the Company, in an amount, when considered in aggregate with all other Transfers under this exception by all other directors and officers of the Company, of up to 50,000 shares of our Class A common stock (or a number of Paired Interests representing such number of shares of Class A common stock, including by requesting a redemption of such Paired Interests for either cash or shares of Class A common stock and Transferring any such shares of Class A common stock) in total, provided that prior to any such Transfer, the Lock-Up Party shall have received written consent to the Transfer from our Chief Legal Officer; provided further, that such consent will be withheld by such person (and we will ensure that such consent is withheld) to the extent (but only to the extent) that the Transfer would result in more than 50,000 Lock-Up Securities (in aggregate, when considering all prior Transfers pursuant to this exception) being Transferred pursuant to this exception during the Lock-Up Period;
(i)Transfers as sales in open market transactions or other Transfers during the Lock-Up Period to generate such amount of net proceeds to the Lock-Up Party from such sales (after deducting commissions) in an aggregate amount up to the total amount of taxes or estimated taxes (as applicable) that become due as a result of the receipt by the Lock-Up Party of a retainer for director services or as vesting and/or settlement of Company equity awards or profits interests held by the Lock-Up Party and issued pursuant to a plan or arrangement described in the final prospectus supplement covering the offering of our shares of Class A common stock, and, if the Lock-Up Party is required to file a report under Section 16(a) of the Exchange Act during the Lock-Up Period, the Lock-Up Party shall include a statement in such report to the effect that such Transfer relates to the circumstances described in this subparagraph (i);
(j)Transfers with the prior written consent of the underwriters; and
(k)that the Lock-Up Party may enter into or amend a 10b5-1 Plan during the Lock-Up Period, so long as no Transfers are effected under such trading plan prior to the expiration of the Lock-Up Period and any public announcement or filing under the Exchange Act made by any person regarding the establishment of such plan during the Lock-Up Period includes a statement that the Lock-Up Party is not permitted to transfer, sell or otherwise dispose of securities under such plan during the Lock-Up Period in contravention of their lock-up agreement.
In addition, the Lock-Up Party may not, within the Lock-Up Period, make any demand for or exercise any right with respect to the registration of any Lock-Up Securities, that is publicly disclosed (or required to be publicly disclosed), including, without limitation, any right which the Lock-Up Party may have, either individually or collectively with one or more other persons, pursuant to that certain Registration Rights Agreement, dated as of October 20, 2021 and as it may be further amended, restated or otherwise modified, by and among the Company and the other parties thereto.
In connection with the offering, the underwriters may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than it is required to purchase in the offering. The underwriters must cover any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover short sales may have the effect of raising or maintaining the market price of shares of our Class A common stock or preventing or retarding a decline in the market price of the shares. As a result, the price of shares of our Class A common stock may be higher than the price that might otherwise exist in the open market.
Neither we, the selling stockholders nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our Class A common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative instruments) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. Such investment and securities activities may involve our securities and instruments. If the underwriters or their affiliates have a lending relationship with us, the underwriters or their affiliates routinely hedge, or may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the shares of our Class A common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of our Class A common stock offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of our Class A common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
•to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
•to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or
•in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.
In the case of any shares of our Class A common stock being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Class A common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129. We have not authorized and do not authorize the making of any offer of shares of our Class A common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this document. Accordingly, no purchaser of the shares of our Class A common stock, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.
United Kingdom
In relation to the United Kingdom, no shares of our Class A common stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:
•to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;
•to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation); or

•in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (“FSMA”),
provided that no such offer of shares shall require us or the underwriters to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
We have not authorized and do not authorize the making of any offer of shares of our Class A common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares of our Class A common stock, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of shares of our Class A common stock in the United Kingdom within the meaning of the FSMA. Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Canada
The shares of our Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Japan
The shares of our Class A common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Law Act. Accordingly, none of the shares of our Class A common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Singapore
Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares of our Class A common stock, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
The underwriters have acknowledged that this prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriters have represented and agreed that it has not offered or sold any shares of our Class A common stock or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:
(a)to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;
(b)to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or
(c)otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(i)to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(ii)where no consideration is or will be given for the transfer;
(iii)where the transfer is by operation of law;
(iv)as specified in Section 276(7) of the SFA; or
(v)as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Switzerland
The shares of our Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares of our Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of our Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS
The validity of the issuance of the securities offered by this prospectus supplement and the accompanying prospectus will be passed upon by Goodwin Procter LLP, Redwood City, California. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.
EXPERTS
The financial statements of Mirion Technologies, Inc. and subsidiaries as of December 31, 2022 (Successor), December 31, 2021 (Successor) and June 30, 2021 (Predecessor), and for the year ended December 31, 2022 (Successor), the period from October 20, 2021 through December 31, 2021 (Successor), the period from July 1, 2021 through October 19, 2021 (Predecessor) and the two years ended June 30, 2021 (Predecessor) incorporated by reference in this prospectus supplement and the effectiveness of Mirion Technologies, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements have been incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that was filed with the SEC on November 17, 2022 and declared effective by the SEC under the Securities Act of 1933, as amended, on November 28, 2022 and do not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document.
Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.
We also make copies of such documents available on our corporate website at www.mirion.com. Other than such documents, information contained on or accessible through our website is not a part of this prospectus supplement, and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.
We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of any offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023;
•Current Reports on Form 8-K filed with the SEC on February 21, 2023 and March 1, 2023 (excluding information furnished pursuant to Items 2.02 or 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and
•The description of our common stock and warrants contained in our Registration Statement on Form 8-A filed with the SEC on June 26, 2020 and the Description of Securities filed as Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including any amendments or reports filed for the purpose of updating such description.
Any statement contained in this prospectus supplement, the accompanying prospectus or a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein or therein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
We will furnish without charge to each person, including any beneficial owner, to whom a prospectus supplement and the accompanying prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or calling us at the following address or phone number:
Mirion Technologies, Inc.
1218 Menlo Drive, Atlanta, Georgia 30318
Attention: Corporate Secretary
Telephone: (770) 432-2744

PROSPECTUS
$1,000,000,000
Class A Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
Purchase Contracts
Units
Offered by Mirion Technologies, Inc.
Up to 8,040,540 Shares of our Class A Common Stock Issuable upon Redemption of Shares of
IntermediateCo Class B Common Stock
and
Up to 27,249,879 Shares of our Class A Common Stock Issuable upon Exercise of Warrants
and
Up to 125,645,849 Shares of our Class A Common Stock for Resale
Offered by the Selling Holders

Mirion Technologies, Inc. (“Mirion,” the “Company,” “we,” “us,” or “our”) may from time to time offer and sell Class A common stock, preferred stock, depositary shares representing preferred stock, debt securities, warrants, purchase contracts or units in one or more offerings of up to $1,000,000,000 in aggregate offering price.
In addition, this prospectus relates to the issuance by us of up to of an aggregate of up to 35,290,419 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), that may be issued upon (i) the exercise of 27,249,879 warrants to purchase Class A common stock at an exercise price of $11.50 per share of Class A common stock, including the public warrants and the private placement warrants (each as defined below), and (ii) the issuance of up to 8,040,540 shares of the Company’s Class A common stock upon the redemption of up to 8,040,540 shares of IntermediateCo Class B common stock, together with an equal number of shares of our Class B common stock.
The prospectus also relates to the offer and resale from time to time by the Selling Holders named in this prospectus (the “Selling Holders”), or their permitted transferees, of up to 125,645,849 shares of Class A common stock.
This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will receive proceeds from the issuance and sale of our Class A common stock, preferred stock, depositary shares representing preferred stock, debt securities, warrants, purchase contracts or units. We will not receive any proceeds from the sale of shares of Class A common stock offered by the Selling Holders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the private placement warrants or public warrants to the extent such warrants are exercised for cash. However, we will pay certain expenses associated with the sale of securities pursuant to this prospectus, as described in the section titled “Plan of Distribution.”
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. We and the Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. The securities may be sold directly, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them in a prospectus supplement. We provide more information about how we and the Selling Holders may sell the securities in the section entitled “Plan of Distribution.”
Our Class A common stock and public warrants are listed on The New York Stock Exchange (“NYSE”) under the symbols “MIR” “MIR WS,” respectively. On November 25, 2022, the closing price for our Class A common stock, as reported on NYSE, was $6.28 per share and the closing price of our public warrants was $0.9476 per public warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” contained in this prospectus beginning on page 8, and contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, both of which are incorporated herein by reference, as amended or supplemented from time to time by any risk factors we include in subsequent Annual or Quarterly Reports on Form 10-K or 10-Q, respectively, and incorporated herein by reference, and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 28, 2022.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.
Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, or any accompanying prospectus supplement or free writing prospectus we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, or any applicable prospectus supplement or free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
This prospectus contains some of our trademarks, service marks and trade names, including, among others, Mirion, Mirion Technologies, DMC 3000 Electronic Dosimeter, the Mirion Battlefield Dosimeter, Accurad PRD and Instadose. Each one of these trademarks, service marks or trade names is either (1) our registered trademark, (2) a trademark for which we have a pending application or (3) a trade name or service mark for which we claim common law rights. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our respective rights or the rights of the applicable licensors to these trademarks, service marks and trade names.
Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to Mirion Technologies, Inc., a Delaware corporation, and its consolidated subsidiaries.

FREQUENTLY USED TERMS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
•“A Ordinary Shares” are to the A Ordinary Shares of $0.01 each in the capital of Mirion TopCo;
•“B Ordinary Shares” are to the B Ordinary Shares of $0.01 each in the capital of Mirion TopCo;
•“Board” and “Board of Directors” are to the board of directors of the Company;
•“Business Combination” are to the transactions contemplated by the Business Combination Agreement;
•“Business Combination Agreement” are to that certain Business Combination Agreement, dated June 17, 2021 (as amended on September 3, 2021, and as it may be further amended from time to time), by and among GSAH, Mirion, the Charterhouse Parties (each acting by its general partner, Charterhouse General Partners (IX) Limited), the other Supporting Mirion Holders, and, Joining Sellers;
•“Bylaws” are to the bylaws of Mirion Technologies, Inc. in effect as of the date of this registration statement;
•“Charter” are to the certificate of incorporation of Mirion Technologies, Inc. in effect as of the date of this registration statement;
•“Charterhouse Parties” are to CCP IX LP No. 1, CCP IX LP No. 2, CCP IX Co-Investment LP and CCP IX Co-Investment No. 2 LP (each acting by its general partner, Charterhouse General Partners (IX) Limited);
•“Closing” are to the consummation of the Transactions;
•“Closing Date” are to the date on which the Transactions are consummated;
•“Code” are to the Internal Revenue Code of 1986, as amended;
•“Continental” are to Continental Stock Transfer & Trust Company;
•“COVID-19” are to SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks;
•“Credit Agreement” are to that certain Credit Agreement, dated as of October 20, 2021 and as amended on November 22, 2021, by and among Mirion Technologies (HoldingSub2), Ltd., a limited liability company incorporated in England and Wales, Mirion Technologies (US Holdings), Inc., as the Parent Borrower, Mirion Technologies (US), Inc., as the Subsidiary Borrower, the lending institutions party thereto, Citibank, N.A., as the Administrative Agent and Goldman Sachs Lending Partners, Citigroup Global Markets Inc., Jefferies Finance LLC and JPMorgan Chase Bank, N.A., as the Joint Lead Arrangers and Bookrunners;
•“DGCL” are to the General Corporation Law of the State of Delaware;
•“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•“FATCA” are to the Foreign Account Tax Compliance Act;
•“founder shares” are to the certain shares of our Class A common stock issued to the Initial Stockholders subject to vesting restrictions, of which 18,750,000 shares are outstanding as of the date of this prospectus;
•“GSAH” are to GS Acquisition Holdings Corp II, prior to the consummation of the Business Combination;
•“GSAM Holdings” are to GSAM Holdings LLC;
•“GS Employee Participation” are to GS Acquisition Holdings II Employee Participation LLC;

•“GS Employee Participation 2” are to GS Acquisition Holdings II Employee Participation 2 LLC;
•“GS Holders” are to, collectively, the Sponsor, GS Employee Participation and GS Employee Participation 2;
•“Incentive Plan” are to the Mirion Technologies, Inc. Omnibus Equity Incentive Plan;
•“IntermediateCo” are to Mirion IntermediateCo, Inc., a Delaware corporation;
•“IntermediateCo Charter” are to the certificate of incorporation of IntermediateCo;
•“IntermediateCo Class A common stock” are to the IntermediateCo Class A common stock, par value $0.0001 per share;
•“IntermediateCo Class B common stock” are to the IntermediateCo Class B common stock, par value $0.0001 per share;
•“IPO” or “initial public offering” are to GSAH’s initial public offering, consummated on June 29, 2020;
•“Joining Sellers” are to holders of A Ordinary Shares and B Ordinary Shares from time to time becoming party to the Business Combination Agreement by executing a Joinder Agreement;
•“management” or “management team” of an entity are to the officers and directors of such entity;
•“Management Notes” are to payment-in-kind loan notes issued by UKTopco to certain members of Mirion management;
•“Mirion” or “Mirion TopCo” are to Mirion Technologies (TopCo), Ltd;
•“Mirion Sellers” are to, collectively, the Joining Sellers and the other Supporting Mirion Holders;
•“NYSE” are to the New York Stock Exchange;
•“NPP” are to nuclear power plant;
•“PIPE Investment” are to the private placement pursuant to which the PIPE Investors have collectively subscribed for 90,000,000 shares of GSAH Class A common stock for an aggregate purchase price equal to $900,000,000;
•“PIPE Investors” are to GSAM Holdings and certain other “accredited investors” (as defined in Rule 501 under the Securities Act) that will invest in the PIPE Investment;
•“PIPE Shares” are to the Class A common stock issued in connection with the PIPE Investment;
•“PIK Notes” are to the Shareholder Notes and the Management Notes;
•“private placement warrants” are to the 8,500,000 private placement warrants outstanding as of the date of this prospectus;
•“public warrants” are to the redeemable warrants (including those that underlie the units) that were initially offered and sold by GSAH in its IPO;
•“RRA” are to that certain Amended and Restated Registration Rights Agreement, dated as of the Closing, by and between the GS Holders and the Mirion Sellers, as it may be further amended from time to time;
•“SEC” or “Commission” are to the U.S. Securities and Exchange Commission;
•“Securities Act” are to the Securities Act of 1933, as amended;
•“Selling Holders” are to the Selling Holders named herein;

•“Shareholder Notes” are to payment-in-kind loan notes issued by UKTopco to certain Mirion TopCo shareholders;
•“Sponsor” or “GS Sponsor” are to GS Sponsor II LLC, a Delaware limited liability company;
•“Subscription Agreements” are to, collectively, those certain subscription agreements entered into between the Company and the PIPE Investors;
•“Supporting Mirion Holders” are to the parties set forth on Annex I of the Business Combination Agreement, together with the Charterhouse Parties;
•“Transactions” are to the Business Combination and the other transactions as contemplated by the Business Combination Agreement;
•“UKTopco” are to Mirion Technologies (HoldingSub1), Ltd.;
•“U.S.” are to the United States of America; and
•“warrant agreement” is to that certain Warrant Agreement, dated June 29, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent.
•“warrants” are to public warrants and private placement warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that reflect future plans, estimates, beliefs, and expected performance. All statements contained in this prospectus other than statements of historical fact, including statements regarding the offerings of securities under this prospectus and the use of proceeds therefrom are forward-looking statements. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “seeks,” “plans,” “scheduled,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies or plans we are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management.
The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following risks, uncertainties and other factors:
•changes in domestic and foreign business, market, economic, financial, political and legal conditions;
•risks associated with the current Russia-Ukraine conflict, including new or expanded export controls and trade sanctions, increased inflation, limited availability of certain commodities, supply chain disruption, disruptions to our global technology infrastructure, including cyberattacks, increased terrorist activities, volatility or disruption in the capital markets, and delays or cancellations of customer projects;
•risks related to the continued growth of our end markets;
•our ability to win new customers and retain existing customers;
•our ability to realize sales expected from our backlog of orders and contracts;
•risks related to governmental contracts;
•our ability to mitigate risks associated with long-term fixed price contracts, including risks related to inflation;
•risks related to information technology disruption or security or implementation and enhancement of information systems;
•our ability to manage our supply chain or difficulties with third-party manufacturers;
•risks related to competition;
•our ability to manage disruptions of, or changes in, our independent sales representatives, distributors and original equipment manufacturers;
•our ability to realize any expected benefits from acquisitions or internal restructuring and improvement efforts;
•our ability to issue equity or equity-linked securities in the future or to secure debt financing;
•risks related to changes in tax law and ongoing tax audits;
•risks related to future legislation and regulation both in the United States and abroad;

•risks related to the costs or liabilities associated with product liability claims;
•our ability to attract, train and retain key members of our leadership team and other qualified personnel;
•risks related to the adequacy of our insurance coverage;
•risks related to the global scope of our operations, including operations in international and emerging markets;
•risks related to our exposure to fluctuations in foreign currency exchange rates;
•our ability to comply with various laws and regulations and the costs associated with legal compliance;
•risks related to the outcome of any litigation, government and regulatory proceedings, investigations and inquiries;
•risks related to our ability to protect or enforce our proprietary rights on which our business depends or third-party intellectual property infringement claims;
•liabilities associated with environmental, health and safety matters;
•our ability to predict our future operational results;
•risks associated with our limited history of operating as an independent company;
•the impact of the global COVID-19 pandemic, including the availability, acceptance and efficacy of vaccinations and laws and regulations with respect to vaccinations, on our projected results of operations, financial performance or other financial metrics, or on any of the foregoing risks; and
•other risks and uncertainties indicated in this prospectus, including those under the heading “Risk Factors,” and other documents filed or to be filed with the SEC by us.
There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
Forward-looking statements included in this prospectus speak only as of the date of this prospectus or any earlier date specified for such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY
This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information.”
Overview
We are a global provider of products, services, and software that allow our customers to safely leverage the power of ionizing radiation for the greater good of humanity through critical applications in the medical, nuclear and defense markets, as well as laboratories, scientific research, analysis and exploration.
We provide dosimetry solutions for monitoring the total amount of radiation medical staff members are exposed to over time, radiation therapy quality assurance solutions for calibrating and verifying imaging and treatment accuracy, and radionuclide therapy products for nuclear medicine applications such as shielding, product handling, medical imaging furniture, and rehabilitation products. We provide robust, field-ready personal radiation detection and identification equipment for defense applications and radiation detection and analysis tools for power plants, labs, and research applications. Nuclear power plant product offerings are used for the full nuclear power plant lifecycle including core detectors, essential measurement devices for new build, maintenance, decontamination and decommission, and equipment for monitoring and control during fuel dismantling and remote environmental monitoring.
Corporate Information
Our corporate headquarters are located at 1218 Menlo Drive, Atlanta, Georgia 30318, and our telephone number is (770) 432-2744. Our website is located at www.mirion.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act will be made available free of charge on our website as soon as reasonably practicable after we electronically file these materials with, or furnish it to, the SEC on their website located at www.sec.gov. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus. Our Class A common stock and public warrants are listed on NYSE under the symbols “MIR” and “MIR WS,” respectively.
We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, in addition to the risks and uncertainties discussed above under “Special Note Regarding Forward-Looking Statements,” together with the risk factors described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC and any subsequent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with the SEC after the date of this prospectus, as well as the other information contained or incorporated by reference in this prospectus, and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The occurrence of one or more of the events or circumstances described in such risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. We may face additional risks and uncertainties that are not presently known to us that we currently deem immaterial, which may also impair our business or financial condition.
Risks Related to Ownership of our Securities
The price of our Class A common stock and warrants may be volatile.
The price of our Class A common stock and our warrants may fluctuate due to a variety of factors, including:
•changes in the industries in which we and our customers operate;
•developments involving our competitors;
•changes in laws and regulations affecting our business;
•variations in our operating performance and the performance of our competitors in general;
•actual or anticipated fluctuations in our quarterly or annual operating results;
•publication of research reports by securities analysts about us or our competitors or our industry;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•actions by stockholders, including the sale by the PIPE Investors, the Charterhouse Parties or the Sponsor of any of their shares of our Class A common stock;
•the potential sales of 18,750,000 founder shares outstanding as of September 30, 2022 upon the satisfaction of certain vesting requirements;
•the issuance and potential sales of 8,040,540 shares of Class A common stock upon the redemption of 8,040,540 shares of IntermediateCo Class B common stock together with 8,040,540 shares of our Class B common stock outstanding as of September 30, 2022;
•the issuance and potential sales of 27,249,879 shares of Class A common stock upon the exercise of the public warrants and private placement warrants outstanding as of September 30, 2022;
•additions and departures of key personnel;
•commencement of, or involvement in, litigation involving the combined company;
•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•the volume of shares of our Class A common stock available for public sale; and
•general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Broad market and industry factors may significantly impact the market price of our Class A common stock and warrants, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market prices of a particular company’s securities, securities class action litigation has often been instituted against that company. Securities litigation, if instituted against us, could result in substantial costs and divert our management’s attention and resources from our business. Any of the factors listed above could materially and adversely affect your investment in our securities, and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
The coverage of our business or our securities by securities or industry analysts or the absence thereof could adversely affect the price of our securities and trading volume.
The trading market for our securities will be influenced in part by the research and other reports that industry or securities analysts may publish about us or our business or industry from time to time. We do not control these analysts or the content and opinions included in their reports. As a former special purpose acquisition company, we may be slow to attract equity research coverage, and the analysts who publish information about our securities will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. If no or few analysts commence equity research coverage of us, the trading price and volume of our securities would likely be negatively impacted. If analysts do cover us and one or more of them downgrade our securities, or if they issue other unfavorable commentary about us or our industry or inaccurate research, our stock price would likely decline. Furthermore, if one or more of these analysts cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets. Any of the foregoing would likely cause our stock price and trading volume to decline.
Even if we are actively covered by analysts, we do not have any control over the analysts or the measures that analysts or investors may rely upon to forecast our future results. Overreliance by analysts or investors on any particular metric to forecast our future results may lead to forecasts that differ significantly from our own.
We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.
We intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds, including for possible use in acquisitions. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock.
Any additional debt financing that we secure in the future could involve offering additional security interests and undertaking restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Additionally, the COVID-19 pandemic has disrupted capital markets, and if we seek to access additional capital or increase our borrowing, there can be no assurance that debt or equity financing may be available to us on favorable terms, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business, results of operations and financial condition may be harmed.

The issuance of additional shares of our Class A common stock or other equity or equity-linked securities, or sales of a significant portion of our Class A common stock, could depress the market price of our Class A common stock.
Future issuances of shares of our Class A common stock, or of securities convertible into or exercisable for our Class A common stock, could depress the market price of our Class A common stock and result in significant dilution for holders of our Class A common stock. The exercise of our outstanding warrants, or the vesting and settlement of our restricted stock units, would result in additional dilution to holders of our Class A common stock. In the future, we may issue additional shares of our Class A common stock, or securities convertible into or exercisable for Class A common stock, in connection with generating additional capital, future acquisitions, repayment of outstanding indebtedness, under our Incentive Plan, or for other reasons.
The market price of shares of our Class A common stock could decline as a result of substantial sales of Class A common stock, particularly by our significant stockholders, a large number of shares of Class A common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.
Pursuant to the RRA, the stockholders party thereto are entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights. If one or more of these stockholders were to sell a substantial portion of the shares they hold, it could cause the trading price of our Class A common stock to decline.
Our warrants are exercisable for our Class A common stock, we may elect to issue shares of our Class A common stock in connection with the redemption of shares of IntermediateCo Class B common stock and the founder shares may vest, each of which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding warrants to purchase an aggregate of 27,249,879 shares of our Class A common stock (including 18,749,879 public warrants and 8,500,000 private placement warrants) are exercisable. The exercise price of these warrants is $11.50 per share. In addition, up to 8,040,540 shares of Class A common stock may be issued in connection with the redemption of IntermediateCo Class B common stock and up to 18,750,000 founder shares may vest and become unrestricted upon the occurrence of certain vesting requirements. To the extent such warrants are exercised and such shares are issued or become unrestricted, additional shares of our Class A common stock will be issued or become eligible for resale, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A common stock.
The public warrants may never be in the money, they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under the warrant agreement, which provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Class A common stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants, in whole and not in part, at any time prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
In addition, we may redeem the outstanding warrants, in whole and not in part at a price of $0.10 per warrant provided that:
•holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock provided for in the warrant agreement;
•if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and
•if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.
Such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A common stock had your warrants remained outstanding.
Redemption of the outstanding warrants could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.
Our warrants are accounted for as derivative liabilities and the changes in the value of our warrants have had and may continue to have a material effect on our financial results.
Our warrants are included on our balance sheet as of September 30, 2022 as derivative liabilities. ASC 815 provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations have fluctuated and may continue to fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.
There is no guarantee that our warrants will be in the money, and they may expire worthless and the terms of our warrants may be amended.
The exercise price for our warrants is $11.50 per share of Class A common stock. There is no guarantee that the warrants will be in the money at any given time prior to their expiration on October 20, 2026. If the trading price of our common stock declines, the warrants may expire worthless.

We have not and may not pay cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our Board deems relevant.
We will have broad discretion over the use of proceeds from the exercise of the warrants, and we may invest or spend the proceeds in ways with which investors do not agree and in ways that may not yield a return.
We will have broad discretion over the use of proceeds from the exercise of warrants. Investors may not agree with our decisions, and our use of the proceeds may not yield a return on investment. We intend to use these net proceeds for general corporate purposes, which may include capital expenditures, investments and working capital. In addition, from time to time in the past we have considered, and we continue to consider, acquisitions and strategic transactions, and we also may use such net proceeds for such purposes. Our use of these proceeds may differ substantially from our current plans. Our failure to apply the net proceeds from the exercises of warrants and options effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital.
We are subject to certain ownership and voting power laws and regulations which may limit the ability of stockholders to acquire our Class A common stock and therefore limit demand for our Class A common stock.
Under foreign direct investment (FDI) and public interest laws, including in Germany, Finland, France, and the UK, and potentially other jurisdictions, certain acquisitions of our Class A common stock by investors are subject to government approval requirements. For example, in Germany, German FDI law require foreign investors to obtain approval from the German Federal Ministry for Economic Affairs and Energy for the direct or indirect acquisition of shares of a German company if the acquirer directly or indirectly holds at least 10% of the voting rights of the company following the acquisition. Any acquisition in violation of the aforementioned provisions of German FDI law may be void. Any violation of the prohibition to consummate an acquisition without approval of the Ministry may be subject to sanctions. Similar FDI laws exist in other jurisdictions in which we have substantial operations. In Finland, government approvals are required if an investor holds at least 10% of the voting rights of the company following the investment. In France, the prior approval from the French Minister of Economy is required if a non-EU investor exceeds, directly or indirectly, 25% of the voting rights of the French entities of the company following the investment or, for an EU non-French investor, in case of acquisition of control, direct or indirect, of the French entities. The U.K. has a 25% voting rights threshold for mandatory filings under the National Security and Investment Act 2021 which became operational on January 4, 2022. Accordingly, these restrictions on and approval requirements for the acquisition of a substantial shareholding in our share capital may restrict certain investments and limit demand for shares of our Class A common stock.
Anti-takeover provisions contained in our Charter and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
Our Charter and Bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. Certain of these provisions provide:
•no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
•a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board or our Chief Executive Officer, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and
•advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
Our Charter includes forum selection clauses, which could discourage claims or limit stockholders’ ability to make a claim against us, our directors, officers, other employees or stockholders.
Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative action or proceeding brought on behalf of the Company; (b) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (c) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder), (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (f) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal- affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. In addition, our Charter provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Notwithstanding the foregoing, the Securities Act forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. These forum selection clauses may discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may result in additional costs for a stockholder seeking to bring a claim. While we believe the risk of a court declining to enforce these forum selection clauses is low, if a court were to determine a forum selection clause to be inapplicable or unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our business, results of operations and financial condition.
We may be subject to securities litigation, which is expensive and could divert management attention and result in significant legal expenses and settlement or damage awards.
The market price of our Class A common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We have and may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs. We are generally obliged, to the extent permitted by law, to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits. Regardless of the outcome, litigation may require significant attention from management and could result in significant legal expenses, settlement costs or damage awards that could materially and adversely affect our business, results of operations and financial condition.

USE OF PROCEEDS
Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us by this prospectus, as well as from the exercise of the private placement warrants and public warrants, for general corporate purposes, which may include capital expenditures and working capital. Our management will have broad discretion over the use of such proceeds.
All of the shares of Class A common stock and the warrants (including shares of Class A common stock underlying such warrants) offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $313.4 million from the exercise of all warrants, assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes, which may include capital expenditures and working capital. Our management will have broad discretion over the use of proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock and warrants is intended as a summary only and therefore is not a complete description. This description is based upon, and is qualified by reference to, our Charter, Bylaws, warrant agreement and applicable provisions of Delaware corporate law. You should read our Charter, Bylaws and warrant agreement, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the rights and preferences of our securities.
General
Our authorized capital stock consists of 700,000,000 shares of capital stock, par value $0.0001 per share, of which:
•500,000,000 shares are designated as Class A common stock;
•100,000,000 shares are designated as Class B common stock; and
•100,000,000 shares are designated as preferred stock.
Our Board is authorized, without stockholder approval, except as required by the listing standards of the NYSE, to issue additional shares of capital stock within these limits.
As of September 30, 2022, we had approximately 200,102,086 shares of Class A common stock outstanding, including 18,750,000 founder shares subject to vesting requirements, approximately 8,040,540 shares of Class B common stock outstanding and no shares of preferred stock outstanding. In addition, as of September 30, 2022, we had warrants to purchase 27,249,879 shares of Class A common stock outstanding, consisting of 18,749,879 public warrants and 8,500,000 private placement warrants.
Common Stock
Class A Common Stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.
Class B Common Stock
Holders of shares of our Class B common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. If at any time the ratio at which shares of IntermediateCo Class B common stock are redeemable or exchangeable for shares of our Class A common stock changes from one-for-one, the number of votes to which our Class B common stockholders are entitled will be adjusted accordingly. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.
Except for transfers to us pursuant to the certificate of incorporation of IntermediateCo (the “IntermediateCo Charter”) or to certain permitted transferees set forth in our Charter, the shares of our Class B common stock and corresponding shares of IntermediateCo Class B common stock may not be sold, transferred or otherwise disposed of.

Holders of shares of our Class B common stock are not entitled to economic interests in us or to receive dividends or to receive a distribution upon our liquidation or winding up. However, if IntermediateCo makes distributions to us other than solely with respect to our Class A common stock, the holders of IntermediateCo Class B common stock will be entitled to receive distributions pro rata in accordance with the percentages of their respective shares of IntermediateCo Class B common stock.
Voting Rights
Except as otherwise required in our Charter or by applicable law, the holders of our common stock will vote together as a single class on all matters on which stockholders generally are entitled to vote.
The holders of the outstanding shares of our Class A common stock shall be entitled to vote separately upon any amendment to our Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of our Class A common stock in a manner that is materially and disproportionately adverse as compared to any alteration or change to our Class B common stock.
The holders of the outstanding shares of our Class B common stock shall be entitled to vote separately upon any amendment to our Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of our Class B common stock in a manner that is materially and disproportionately adverse as compared to any alteration or change to our Class A common stock, subject to certain exceptions set forth in our Charter.
Redemption and Exchange
Under the IntermediateCo Charter, the holders of IntermediateCo Class B common stock have the right (subject to the terms of the IntermediateCo Charter) to require IntermediateCo to redeem all or a portion of their shares of IntermediateCo Class B common stock for, at our election, (1) newly issued shares of our Class A common stock on a one-for-one basis or (2) a cash payment equal to the arithmetic average of the closing stock prices for a share of our Class A common stock for each of three (3) consecutive full trading days ending on and including the last full trading day immediately prior to the date of redemption (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the IntermediateCo Charter. Additionally, in the event of a redemption request by a holder of IntermediateCo Class B common stock, we may, at our election, effect a direct exchange of cash or our Class A common stock for IntermediateCo Class B common stock in lieu of such a redemption. Shares of our Class B common stock will be canceled on a one-for-one basis if we, following a redemption request of a holder of IntermediateCo Class B common stock, redeem or exchange IntermediateCo Class B common stock of such holder of IntermediateCo Class B common stock pursuant to the terms of the IntermediateCo Charter.
Valid Issuance
All shares of our Class A common stock and Class B common stock that are outstanding are fully paid and non-assessable. Our common stock is not subject to calls or assessments by us. The rights, powers and privileges of our common stock is subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Preferred Stock
This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designation relating to each series of preferred stock and is also subject to our Charter.
Under our Charter, our Board has the authority to:
•create one or more series of preferred stock;

•issue shares of preferred stock in any series up to the maximum number of shares of preferred stock authorized; and
•determine the preferences, rights, privileges and restrictions of any series.
Our Board may issue authorized shares of preferred stock, as well as authorized but unissued shares of common stock, without further stockholder action, unless stockholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted.
The prospectus supplement will describe the terms of any preferred stock being offered, including:
•the number of shares and designation or title of the shares;
•any liquidation preference per share;
•any date of maturity;
•any redemption, repayment or sinking fund provisions;
•any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);
•any voting rights;
•if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;
•the method by which amounts in respect of the preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;
•whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, and the terms and conditions of conversion or exchange;
•the place or places where dividends and other payments on the preferred stock will be payable; and
•any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.
All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.
Our Board could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminates against a then-existing or prospective holder of preferred stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. The issuance of these shares of capital stock may defer or prevent a change in control of our company without any further stockholder action.
The transfer agent for each series of preferred stock will be described in the relevant prospectus supplement.
Warrants
As of September 30, 2022, we had issued and outstanding public warrants to purchase 18,749,879 shares of our Class A common stock and private placement warrants to purchase 8,500,000 shares of our Class A common stock.
Each whole warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, except as described below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire on October 20, 2026 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Redemption of Warrants when the Price per Share of Class A Common Stock Equals or Exceeds $18.00.
Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and
•if, and only if, the last reported sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.
We have established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of our Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of Warrants when the Price per Share of Class A Common Stock Equals or Exceeds $10.00.
We may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•in whole and not in part;
•at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described below;
•upon a minimum of 30 days’ prior written notice of redemption;
•if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and
•if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.
The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Pursuant to the warrant agreement, references above to Class A common stock shall include a security other than Class A common stock into which the Class A common stock has been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the tables below will not be adjusted solely as a result of us not being the surviving entity following our initial business combination.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “—Anti-Dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.365 shares of Class A common stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.
Any public warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants if they exercise their public warrants in connection with such redemption (“fair market value” for such public warrants held by our officers or directors being defined as the last reported sale price of the public warrants on such redemption date).
This redemption feature is structured to allow for all of the outstanding warrants (other than the private placement warrants) to be redeemed when the Class A common stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants when the Price per Share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the Company’s initial public offering on June 29, 2020. This redemption right provides us an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed, and we will effectively be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares of Class A common stock. If we choose to redeem the warrants when the Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when shares of Class A common stock were trading at a price higher than the exercise price of $11.50 per share.
No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the warrant agreement, the warrants may be exercised for such security.
Redemption Procedures and Cashless Exercise. If we call the warrants for redemption as described above under “—Redemption of Warrants when the Price per Share of Class A Common Stock Equals or Exceeds $18.00,” we will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis” (such option, the “Cashless Exercise Option”). In determining whether to require all holders to exercise their warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” over the exercise price of the warrants by (y) the fair market value and (B) 0.365. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this Cashless Exercise Option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this Cashless Exercise Option feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this Cashless Exercise Option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had management taken advantage of this Cashless Exercise Option, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to all or substantially all holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of Class A common stock a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, or (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (I) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination or to redeem 100% of our Class A common stock if we do not complete our initial business combination within 24 months from the closing of this offering or (II) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is incorporated by reference herein for a description of the terms and conditions applicable to the warrants. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 50% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, at least 50% of the then outstanding private placement warrants.
The warrant holders do not have the rights or privileges of holders of Class A common stock or any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of

Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Private Placement Warrants
The private placement warrants are identical to the public warrants except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by us; and (2) they may be exercised by the holders on a cashless basis as described below. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering private placement warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the private placement warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the private placement warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as shares of our Class A common stock remain listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we believe the position of the NYSE is that the calculation in this latter case treats as outstanding shares of our Class A common stock issuable upon redemption or exchange of outstanding shares of IntermediateCo Class B common stock not held by us). These additional shares of our Class A common stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Transfer Restrictions
Holders of our common stock that received such stock pursuant to the Business Combination are subject to certain transfer restrictions set forth in the RRA.
Exclusive Forum
Our Charter provides that the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders; (3) any action asserting a claim against us or any current or former director, officer or other employee of us arising out of or pursuant to any provision of the DGCL, our Charter or our Bylaws; (4) any action to interpret, apply, enforce, or determine the validity of our Charter or our Bylaws; (5) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (6) any other action asserting a claim that is governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. However, this exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, or the Exchange Act or any claim for which the federal district courts of the United States have exclusive jurisdiction.
In addition, our Charter provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, this exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any claim for which the federal district courts of the United States have exclusive jurisdiction.

Any person or entity purchasing or otherwise acquiring any interest in our capital stock shall be deemed to have notice of and consented to these provisions and will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Although our Board believes these provisions benefit us by providing increased consistency in the application of Delaware law or federal law for the specified types of actions and proceedings, these provisions may have the effect of discouraging lawsuits against us or our directors and officers.
Limitations on Liability and Indemnification of Officers and Directors
Our Charter provides that we will indemnify our directors to the fullest extent authorized or permitted by applicable law. We have also entered into agreements to indemnify our directors, executive officers and other employees as determined by our Board. Under our Bylaws, we are required to indemnify each of our directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of us or was serving at our request as a director, officer, employee or agent for another entity. We must indemnify our officers and directors against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. Our Charter also requires us to advance expenses incurred by a director or officer in connection with such action, suit or proceeding to the maximum extent permitted under Delaware law. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Corporate Opportunities
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Charter contains provisions renouncing, to the extent permitted by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to a member of our Board who is not an employee, or any partner, member, director, stockholder, employee or agent of such member. Notwithstanding the foregoing, our Charter does not renounce any interest in a business opportunity that is expressly offered to a director solely in his or her capacity as one of our directors.
Anti-Takeover Effects of Our Charter and Our Bylaws
Our Charter and our Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board. Our Board believes that the benefits of increased protection of the potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.
Issuance of Undesignated Preferred Stock
As discussed above in the section titled “—Preferred Stock,” our Board has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.
Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting
Our Charter provides that our stockholders may not act by written consent. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our common stock would not be able to amend our Charter or our Bylaws or remove directors without holding a meeting of stockholders called in accordance with our Bylaws.

In addition, our Charter provides that special meetings of the stockholders may be called only by the chairman of our Board, our chief executive officer or our Board acting pursuant to a resolution adopted by a majority of our Board. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee thereof. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control us.
Election and Removal of Directors
Our Charter and our Bylaws contain provisions that establish specific procedures for appointing and removing members of our Board. Under our Charter and our Bylaws, vacancies and newly created directorships on our Board may be filled only by a majority of the directors then serving on our Board.
We are also subject to certain director nomination agreements that require us to nominate certain directors for election to our Board. At the Closing, we and the Charterhouse Parties entered into a director nomination agreement (the “Charterhouse Director Nomination Agreement”) that provides the Charterhouse Parties with a right to representation on our Board. The Charterhouse Director Nomination Agreement grants the Charterhouse Parties the ongoing right (but not the obligation) to appoint or nominate to the Board one (1) individual (the “Charterhouse Director”), to serve as director of the Company. The Charterhouse Director Nomination Agreement will terminate automatically when the Charterhouse Parties, collectively with their respective affiliates, hold less than 5% of our then outstanding common stock, or upon the mutual written agreement of the parties.
At the Closing, we and the Sponsor also entered into a director nomination agreement (the “GS Director Nomination Agreement”) that provides the Sponsor with a right to representation on our Board. The GS Director Nomination Agreement grants the Sponsor the ongoing right (but not the obligation) to appoint or nominate to the Board of Directors two (2) individuals (the “GS Sponsor Directors”), to serve as director of the Company. The GS Director Nomination Agreement will terminate automatically when the GS Holders, collectively with their respective affiliates, hold less than 50% of the founder shares held by them at the Closing, or upon the mutual written agreement of the parties.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Charter provides otherwise. Our Charter does not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our Board as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board to influence our Board’s decision regarding a takeover.
Amendment of Our Charter and Our Bylaws
The affirmative vote of holders of not less than 66 2/3% of the total voting power of all our outstanding securities generally entitled to vote in the election of directors, voting together as a single class will be required to amend, alter, change or repeal specified provisions of our Charter, including those relating to the terms of our common stock, actions by written consent of stockholders, calling of special meetings of stockholders, election and removal of directors, certain indemnification and corporate opportunity matters, and the required vote to amend our Charter and our Bylaws. Our Bylaws may only be amended by our Board or the affirmative vote of holders of not less than 66 2/3% of the total voting power of all of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class. This requirement of a super-majority vote to approve amendments to our Charter and our Bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.
Delaware Anti-Takeover Statute
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:
•prior to the date of the transaction, our Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons;
•who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. Our Board expects the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance.
The provisions of Delaware law and the provisions of our Charter and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of our Class A common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.
Listing
Our Class A common stock and public warrants are listed on the NYSE under the symbols “MIR” and “MIR WS,” respectively.
Transfer Agent
The transfer agent for our common stock and warrant agent for the warrants is Continental Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES
We may offer debt securities which may be senior or subordinated. We refer to senior debt securities and subordinated debt securities collectively as debt securities. Each series of debt securities may have different terms. The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered.
We may issue senior debt securities from time to time, in one or more series under a senior indenture to be entered into between us and a senior trustee to be named in a prospectus supplement, which we refer to as the senior trustee. We may issue subordinated debt securities from time to time, in one or more series, under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The forms of senior indenture and subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the indentures and, together, the senior trustee and the subordinated trustee are referred to, collectively, as the trustee. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the forms of indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information. As used in this prospectus, the term “debt securities” includes the debt securities which may be offered in this prospectus and all other debt securities issued by us under the indentures.
General
The indentures:
•do not limit the amount of debt securities that we may issue;
•allow us to issue debt securities in one or more series;
•do not require us to issue all of the debt securities of a series at the same time; and
•allow us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series.
Unless otherwise provided in the applicable prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “—Subordination” and in the applicable prospectus supplement.
Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.
The prospectus supplement for each offering will provide the following terms with respect to any series of debt securities, where applicable:
•the title of the debt securities and whether they are senior or subordinated;

•any limit upon the aggregate principal amount of the debt securities of that series;
•the date or dates on which the principal of the debt securities of the series is payable;
•the price at which the debt securities will be issued, expressed as a percentage of the principal and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount of such debt securities that is convertible into another security of ours or the method by which any such portion shall be determined;
•the rate or rates at which the debt securities of the series shall bear interest or the manner of calculation of such rate or rates, if any;
•the date or dates from which interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates, the place(s) of payment, and the record date for the determination of holders to whom interest is payable on any such interest payment dates or the manner of determination of such record dates;
•the right, if any, to extend the interest payment periods and the duration of such extension;
•the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series may be redeemed, converted or exchanged, in whole or in part;
•our obligation, if any, to redeem or purchase debt securities of the series pursuant to any sinking fund, mandatory redemption, or analogous provisions (including payments made in cash in satisfaction of future sinking fund obligations) or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;
•the form of the debt securities of the series including the form of the Certificate of Authentication for such series;
•if other than minimum denominations of one thousand U.S. dollars ($1,000) or any integral multiple of $1,000 thereof, the denominations in which the debt securities of the series shall be issuable;
•whether the debt securities of the series shall be issued in whole or in part in the form of a global debt security or global debt securities, the terms and conditions, if any, upon which such global debt security or global debt securities may be exchanged in whole or in part for other individual debt securities and the depositary for such global debt security or global debt securities;
•whether the debt securities will be convertible into or exchangeable for common stock or other securities of ours or any other Person and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, and the applicable conversion or exchange period;
•any additional or alternative events of default to those set forth in the indenture;
•any additional or alternative covenants to those set forth in the indenture;
•the currency or currencies including composite currencies, in which payment of the principal of (and premium, if any) and interest, if any, on such debt securities shall be payable (if other than the currency of the United States of America), which unless otherwise specified shall be the currency of the United States of America as at the time of payment is legal tender for payment of public or private debts;
•if the principal of (and premium, if any), or interest, if any, on such debt securities is to be payable, at our election or at the election of any holder thereof, in a coin or currency other than that in which such debt securities are stated to be payable, then the period or periods within which, and the terms and conditions upon which, such election may be made;
•whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;
•the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;
•additional or alternative provisions, if any, related to defeasance and discharge of the offered debt securities than those set forth in the indenture;
•the applicability of any guarantees;
•any restrictions on transfer, sale or assignment of the debt securities of the series; and
•any other terms of the debt securities (which may supplement, modify or delete any provision of the indenture insofar as it applies to such series).
We may issue debt securities that provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to any such debt securities throughout this prospectus as “original issue discount securities.”
We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.
Payment
Unless otherwise provided in the applicable prospectus supplement, the principal of, and any premium or make-whole amount, and interest on, any series of the debt securities will be payable by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.
All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium, or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.
Conversion or Exchange Rights
Debt securities may be convertible into or exchangeable for our other securities or property. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:
•the conversion or exchange price;
•the conversion or exchange period;
•provisions regarding the ability of us or the holder to convert or exchange the debt securities;
•events requiring adjustment to the conversion or exchange price; and
•provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Merger, Consolidation or Sale of Assets
The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (i) consolidate with, (ii) sell, lease or convey all or substantially all of our assets to, or (iii) merge with or into, any other entity provided that:
•either we are the continuing entity, or the successor entity, if other than us, assumes the obligations (a) to pay the principal of, and any premium, and interest on, all of the debt securities and (b) to duly perform and observe all of the covenants and conditions contained in the applicable indenture; and in the event the debt securities are convertible into or exchangeable for common stock or other securities of ours, such successor entity will, by such supplemental indenture, make provision so that the holders of debt securities of that series shall thereafter be entitled to receive upon conversion or exchange of such debt securities the number of securities or property to which a holder of the number of common stock or other securities of ours deliverable upon conversion or exchange of those debt securities would have been entitled had such conversion or exchange occurred immediately prior to such consolidation, merger, sale, conveyance, transfer or other disposition; and
•an officers’ certificate and legal opinion covering such conditions are delivered to each applicable trustee.
Events of Default, Notice and Waiver
Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indentures with respect to any series of debt securities, we mean:
•default in the payment of any installment of interest on any debt security of such series continuing for 90 days unless such date has been extended or deferred;
•default in the payment of principal of, or any premium on, any debt security of such series when due and payable unless such date has been extended or deferred;
•default in the performance or breach of any covenant or warranty in the debt securities or in the indenture by us continuing for 90 days after written notice described below;
•certain events relating to bankruptcy, insolvency or reorganization; and
•any other event of default provided with respect to a particular series of debt securities.
If an event of default (other than an event of default described in the fourth bullet point above) occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of, and accrued interest on, all the debt securities of that series to be due and payable. If an event of default described in the fourth bullet point above occurs, the principal amount of, and accrued interest on, all the debt securities of that series will automatically become and will be immediately due and payable without any declaration or other act on the part of the trustee or the holders of the debt securities. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:
•we have deposited with the applicable trustee all required payments of the principal, any premium, interest and, to the extent permitted by law, interest on overdue installment of interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and
•all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium, have been cured or waived.

The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 90 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, and interest on, such debt securities at the respective due dates thereof.
The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:
•is in conflict with any law or the applicable indenture;
•may involve the trustee in personal liability; or
•may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.
Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.
Modification of the Indentures
Subject to certain exceptions, the indentures may be amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by such amendment (including consents obtained in connection with a tender offer or exchange for the debt securities of such series).
We and the applicable trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:
•to cure any ambiguity, defect, or inconsistency in the applicable indenture or in the Securities of any series;
•to comply with the covenant described above under “—Merger, Consolidation or Sale of Assets;”
•to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•to add events of default for the benefit of the holders of all or any series of debt securities;
•to add covenants, restrictions, conditions or provisions relating to us for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants, restrictions, conditions or provisions are expressly being included solely for the benefit of such series), to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any right or power in the applicable indenture conferred upon us;
•to add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication, and delivery of debt securities, as set forth in the applicable indenture;

•to make any change that does not adversely affect the rights of any holder of notes under the applicable indenture in any material respect;
•to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided in the applicable indenture, to establish the form of any certifications required to be furnished pursuant to the terms of the applicable indenture or any series of debt securities under the applicable indenture, or to add to the rights of the holders of any series of debt securities;
•to evidence and provide for the acceptance of appointment under the applicable indenture by a successor trustee or to appoint a separate trustee with respect to any series;
•to comply with any requirements of the SEC or any successor in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act; or
•to conform the applicable indenture to this “Description of Debt Securities” or any other similarly titled section in any prospectus supplement or other offering document relating to a series of debt securities.
Subordination
Payment by us of the principal of, premium, if any, and interest on any series of subordinated debt securities issued under the subordinated indenture will be subordinated to the extent set forth in an indenture supplemental to the subordinated indenture relating to such series.
Discharge, Defeasance and Covenant Defeasance
Unless otherwise provided in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:
•either (i) all securities of such series have already been delivered to the applicable trustee for cancellation; or (ii) all securities of such series have not already been delivered to the applicable trustee for cancellation but (a) have become due and payable, (b) will become due and payable within one year, or (c) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, or governmental obligations in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium, and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date; or
•we have paid or caused to be paid all other sums payable.
Unless otherwise provided in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium or make-whole amount, and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, the issuing company shall be released from its obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.
The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

No Individual Liability of Incorporators, Stockholders, Officers or Directors
The indentures provide that no incorporator and no past, present or future stockholder, officer or director, of us or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indentures.
Governing Law
The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF DEPOSITARY SHARES
We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.
The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF WARRANTS
For a description of our outstanding warrants, see “Description of Capital Stock—Warrants.”
We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
•the title of such warrants;
•the aggregate number of such warrants;
•the price or prices at which such warrants will be issued;
•the currency or currencies in which the price of such warrants will be payable;
•the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;
•the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;
•the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•information with respect to book-entry procedures, if any; and
•any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
As specified in the applicable prospectus supplement, we may issue purchase contracts for the purchase or sale of:
•debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;
•currencies; or
•commodities.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, preferred shares, depositary shares representing preferred stock, debt securities, warrants, purchase contracts or any combination of such securities. The applicable supplement will describe:
•the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;
•a description of the terms of any unit agreement governing the units; and
•a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION
We are registering (1) the offer, issuance and sale by us of up to $1,000,000,000 in the aggregate of the securities identified herein from time to time in one or more offerings, (2) the issuance by us of an aggregate of up to 35,290,419 shares of our Class A common stock, consisting of (i) 18,749,879 shares of Class A common stock issuable upon the exercise of the public warrants, (ii) 8,500,000 shares of Class A common stock issuable upon the exercise of the private placement warrants and (iii) 8,040,540 shares of Class A common stock issuable upon the redemption of 8,040,540 shares of IntermediateCo Class B common stock.
We are also registering the offer and sale from time to time by the Selling Holders, or their permitted transferees, of up to 125,645,849 shares of Class A common stock, consisting of (i) up to 90,355,309 shares of issued and outstanding shares of Class A common stock, (ii) 18,750,000 founder shares, subject to vesting requirements, (iii) 8,500,000 shares of Class A common stock issuable upon the exercise of the private placement warrants and (iv) 8,040,540 shares of Class A common stock issuable upon the redemption of 8,040,540 shares of IntermediateCo Class B common stock.
We will receive proceeds from the issuance and sale of our common stock, preferred stock, depositary shares representing preferred stock, debt securities, warrants, purchase contracts or units. We will pay any underwriting discounts and commissions and expenses incurred by us in connection with the sale of securities by us.
We are required to pay all fees and expenses incident to the registration of the shares of our common stock to be offered and sold pursuant to this prospectus. The Selling Holders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock.
We will not receive any of the proceeds from the sale of the securities by the Selling Holders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders. The securities to be offered and sold by us covered by this prospectus may be offered and sold from time to time. The shares of common stock beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Holder as a gift, pledge, partnership distribution or other transfer. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. We or the Selling Holders may use any one or more of the following methods when selling the securities offered by this prospectus:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•in underwriter transactions;
•block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction or any other national securities exchange on which our securities are listed or traded;
•an over-the-counter distribution in accordance with the rules of the NYSE;
•through trading plans entered into by a Selling Holder pursuant to Rule
•10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•to or through underwriters or broker-dealers;

•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;
•through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;
•in short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•by pledge to secured debts and other obligations;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell shares of common stock short and redeliver the shares to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
We and the Selling Holders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A common stock is listed on the NYSE under the symbol “MIR.”

We and the Selling Holders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Holders pay for solicitation of these contracts.
A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. If applicable through securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, we, the Selling Holders and any underwriters, broker-dealers or agents who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Holders, may have banking, lending or other relationships with us or perform services for us or the Selling Holders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Holders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of warrants may exercise its warrants in accordance with the warrant agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the warrant agreement.

SELLING HOLDERS
This prospectus also relates to the resale by the Selling Holders of up to 125,645,849 shares of Class A common stock, from time to time, consisting of (i) 90,355,309 issued and outstanding shares of Class A common stock, (ii) 18,750,000 founder shares subject to vesting requirements, (iii) 8,040,540 shares of Class A common stock issuable upon the redemption of 8,040,540 shares of IntermediateCo Class B common stock and (iv) 8,500,000 shares of Class A common stock issuable upon exercise of the private placement warrants. The Selling Holders may from time to time offer and sell any or all of the common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Holders’ interest in common stock in accordance with the terms of the agreements governing the registration rights applicable to such Selling Holder’s shares of common stock or warrants.
The Selling Holders acquired the shares of our common stock from us in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with a private placement concurrent with the IPO and in connection with the Business Combination. Pursuant to the RRA and the Subscription Agreements, we agreed to file a registration statement with the SEC for the purposes of registering for resale the shares of our Class A common stock issued to the Selling Holders pursuant to the Subscription Agreements and Business Combination Agreement. In addition, pursuant to the warrant agreement, we are required to file a registration statement for the shares of Class A common stock underlying the public warrants and private placement warrants.
The Selling Holders may from time to time offer and sell any or all of the shares of Class A common stock, warrants and units set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Class A common stock, warrants and/or units after the date of this prospectus such that registration rights shall apply to those securities.
The following table is prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A common stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. The Selling Holders may have sold, transferred or otherwise disposed of some or all of their shares of Class A common stock or warrants, or may have purchased additional freely-tradeable shares of Class A common stock or warrants since providing us with this information. We cannot advise you as to whether the Selling Holders will in fact sell any or all of their shares or warrants, and for purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus. We have based percentage ownership after this offering on 200,102,086 shares of Class A common stock outstanding as of September 30, 2022. In calculating percentages of shares of Class A common stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A common stock issuable upon exercise of that particular Selling Holder’s warrants, if any, and did not assume the exercise of any other Selling Holder’s warrants.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Holders have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Name of Selling Holder	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
			Number	Percent (%)
GSAH II PIPE Investors Employee LP(1)	15,474,983	15,474,983	—	—
NRD PIPE Investors LP(1)	1,300,100	1,300,100	—	—

Name of Selling Holder	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
			Number	Percent (%)
Alyeska Master Fund, L.P.(2)	11,661,033	4,240,346	7,420,687	3.7%
Centaurus Capital LP(3)	2,500,000	2,500,000	—	—
Corsair Select, LP(4)	1,690,548	1,024,145	666,403	*
Corsair Capital Partners, LP(4)	610,855	610,855	—	—
Investment Corporation of Dubai(5)	2,500,000	2,500,000	—	—
Invus Public Equities, L.P.(6)	500,000	500,000	—	—
Kuwait Investment Authority(7)	10,000,000	10,000,000	—	—
Saba Capital SPAC Opportunities Ltd.(8)	3,892	3,892	—	—
Saba Capital Master Fund, Ltd.(8)	62,031	62,031	—	—
Senator Global Opportunity Master Fund L.P.(9)	1,750,000	1,750,000	—	—
LVIP Baron Growth Opportunities Fund(10)	308,304	308,304	—	—
VY Baron Growth Portfolio(10)	150,000	150,000	—	—
BlackRock, Inc.(11)	6,000,000	6,000,000	—	—
Fidelity Advisor Series I: Fidelity Advisor Large Cap Fund(12)	232,270	232,270	—	—
Fidelity Destiny Portfolios: Fidelity Advisor Capital Development Fund(12)	981,748	981,748	—	—
Fidelity Concord Street Trust: Fidelity Large Cap Stock Fund(12)	671,520	671,520	—	—
Fidelity Hastings Street Trust: Fidelity Series Large Cap Stock Fund(12)	3,311,098	3,311,098	—	—
FIAM Target Date Large Cap Stock Commingled Pool By: Fidelity Institutional Asset Management Trust company as Trustee(12)	671,937	671,937	—	—
Fidelity Rutland Square Trust II: Strategic Advisers Fidelity U.S. Total Stock Fund-FIAM US Equity Subportfolio By: FIAM LLC as Sub-Advisor(12)	1,430,613	1,430,613	—	—
Janus Henderson Triton Fund(13)	10,844,214	9,458,407	1,385,807	*
Nationwide Savings Plan(13)	224,784	198,358	26,426	*
Penn Series Fund, Inc. Small Cap Growth Fund(13)	103,971	103,971	—	—
LIUNA National (Industrial) Pension Fund(13)	62,563	51,962	10,601	*
National Elevator Industry Health Benefit Plan(13)	59,992	38,536	21,456	*
LIUNA Staff and Affiliates Pension Fund(13)	64,557	53,620	10,937	*
Migros Pensionskasse Fonds-Aktien Welt(13)	95,146	95,146	—	—
GS Sponsor II LLC(14)(15)	24,525,000	24,525,000	—	—
GS Acquisition Holdings II Employee Participation LLC(14)(15)	1,325,000	1,325,000	—	—
GS Acquisition Holdings II Employee Participation 2 LLC(14)(15)	1,400,000	1,400,000	—	—
CCP IX LP No. 1(16)	13,233,013	13,233,013	—	—

Name of Selling Holder	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
			Number	Percent (%)
CCP IX LP No. 2(16)	11,028,610	11,028,610	—	—
CCP IX Co-Investment LP(16)	363,920	363,920	—	—
CCP IX Co-Investment LP No. 2(16)	121,312	121,312	—	—
Purple Development SAS(17)	17,330	17,330	—	—
BNP Paribas SA(18)	740,121	740,121	—	—
Thomas D. Logan(19)	1,639,436	1,544,017	95,419	*
Aere Perennius, LLC(20)	2,596,371	2,596,371	—	—
Lawrence D. Kingsley(21)	512,954	500,000	12,954	*
Brian Schopfer(22)	759,928	740,845	19,083	*
Michael Freed(23)	560,818	560,818	—	—
Jyothsna (Jo) Natauri(24)	—	—	—	—
Michael Brumbaugh(25)	832,376	832,376	—	—
Bruno Morel(26)	210,809	210,809	—	—
Jean-Louis Gouronc(27)	43,395	43,395	—	—
Loic Eloy(28)	169,868	169,868	—	—
Thibaut Floquet(29)	108,089	108,089	—	—
Seth Rosen(30)	23,207	23,207	—	—
Susan Kempf(31)	56,717	56,717	—	—
Other Sellers(32)	1,781,189	1,781,189	—	—
TOTAL	135,315,622	125,645,849	9,669,773	4.8%
__________________
*Less than 1%.
(1)Each of GSAH II PIPE Investors Employee LP and NRD PIPE Investors LP (together, the “PIPE Participation LLCs”) is a limited partnership controlled by its general partner and its investment manager, both of which are indirect wholly-owned subsidiaries of The Goldman Sachs Group, Inc. Following the effectiveness of this shelf registration statement, each limited partner of the PIPE Participation LLCs (including Jyothsna (Jo) Natauri, a Mirion director, and certain direct or indirect subsidiaries of The Goldman Sachs Groups, Inc.) will have the right to request that the applicable PIPE Participation LLC use its reasonable efforts to sell a portion of the registrable securities held by it. The business address of each of the GS PIPE Participation Funds is 200 West Street, New York, New York 10282.
(2)The securities listed above include 6,420,687 shares of publicly-traded Class A common stock, 1,000,000 shares of Class A common stock underlying public warrants and 4,240,346 PIPE Shares. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Aleyska Selling Holder”), has voting and investment control of the shares held by the Aleyska Selling Holder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Alyeska Selling Holder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.
(3)Centaurus Holdings, LLC is the General Partner of Centaurus Capital LP, and is controlled by its Manager, John D. Arnold. The address of Centaurus Holdings, LLC is 1717 West Loop South, Suite 1800 Houston, TX 77027.
(4)Jay Petschek and Steven Major are managing members of the general partner of the selling stockholder and may be deemed to be beneficial owners. The address for Corsair Select, LP is 366 Madison Ave, 12th Floor New York, NY 10017.
(5)Investment Corporation of Dubai is the principal investment arm of the government of Dubai. The business address of Investment Corporation of Dubai is Levels 5&6, Gate Village Building 7, DIFC, Dubai, PO Box 333888 UAE.
(6)Invus Public Equities, L.P. (“Invus PE”) directly holds 500,000 shares of Class A common stock. Invus Public Equities Advisors, LLC (“Invus PE Advisors”) controls Invus PE, as its general partner and accordingly, may be deemed to beneficially own the Shares held by Invus PE. The Geneva branch of Artal International S.C.A. (“Artal International”) controls Invus PE Advisors, as its managing member and accordingly, may be deemed to beneficially own the Shares held by Invus PE. Artal International Management S.A. (“Artal International Management”), as the managing partner of Artal International, controls Artal International and accordingly, may be deemed to beneficially own the Shares that Artal International may be deemed to beneficially own. Artal Group S.A., as the sole stockholder of Artal International Management, controls Artal International Management and accordingly, may be deemed to beneficially own the Shares that Artal International Management may be deemed to beneficially own. Westend S.A. (“Westend”), as the parent company of Artal Group S.A. (“Artal Group”), controls Artal Group and accordingly, may be deemed to beneficially own the shares that Artal Group may be deemed to beneficially own. Stichting Administratiekantoor Westend (the “Stichting”), as majority shareholder of Westend, controls Westend and accordingly, may be deemed to beneficially own the Shares that Westend may be deemed to beneficially own. Mr. Amaury Wittouck, as the sole member of the board of the Stichting, controls the Stichting and accordingly, may be deemed to beneficially own the Shares that the Stichting may be deemed to beneficially own. The address for Invus PE and Invus PE Advisors is 750 Lexington Avenue, 30th Floor, New York, NY 10022. The address for Artal International, Artal International Management, Artal Group, Westend and Mr. Wittouck is Valley Park, 44, Rue de la Vallée, L-2661, Luxembourg. The address for the Stichting is Claude Debussylaan, 46, 1082 MD Amsterdam, The Netherlands.
(7)Kuwait Investment Authority, a Kuwaiti public authority established under Kuwaiti Law No. 47/1982 for the purpose of managing, in the name and for the account of the Government of the State of Kuwait, the investments of the State of Kuwait, and having its registered office at Block 1, Street 201, Sharq, P.O. Box 64, 13001, Safat, Kuwait City, Kuwait.
(8)Boaz Weinstein is the managing member of the general partner of the investment manager of Saba Capital Master Fund, Ltd., Saba Capital Master Fund II, Ltd., Saba Capital Master Fund III, LP and Saba Capital SPAC Opportunities Ltd. (the “Saba Funds”) and accordingly may be deemed to have voting and dispositive power with respect to shares held by the Saba Funds. Mr. Weinstein disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities Act. The business address of the Saba Funds is c/o Saba Capital Management, LP, 405 Lexington Avenue, 58th Floor, New York, New York 10174.
(9)Senator Investment Group LP (“Senator”) is investment manager of the selling security holder and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling security holder. Mr. Silverman disclaims beneficial ownership of the shares held by the selling security holder. The address of Senator Global Opportunity Master Fund LP is 510 Madison Avenue, 28th Floor New York, NY 10022.
(10)BAMCO, Inc., as the sub-advisor to each of LVIP Baron Growth Opportunities Fund and VY Baron Growth Portfolio, has voting and investment control over the shares held by LVIP Baron Growth Opportunities Fund and VY Baron Growth Portfolio. As the principal of BAMCO, Inc., Mr. Baron may additionally be deemed to have beneficial ownership of the shares held by LVIP Baron Growth Opportunities Fund and VY Baron Growth Portfolio. Mr. Baron disclaims beneficial ownership of all such shares. The address for BAMCO, Inc. is 767 Fifth Avenue, 49th Fl, New York, NY 10153.
(11)The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Allocation Fund, Inc., BlackRock Global Funds-Global Allocation Fund, BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc., BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc., BlackRock Global Allocation Collective Fund, BlackRock Capital Allocation Trust, and BlackRock Investment Management (Australia) Limited as responsible entity of the BlackRock Global Allocation Fund (AUST). BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.
(12)These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC.
Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.
Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
The address for Fidelity Concord Street Trust: Fidelity Large Cap Stock Fund is Mag & Co. c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005.
(13)Such shares may be deemed to be beneficially owned by Janus Henderson Investors US LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for the Fund and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors of the Fund. Under the terms of its management contract with the Fund, Janus has overall responsibility for directing the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations. Each Fund has one or more portfolio managers appointed by and serving at the pleasure of Janus who makes decisions with respect to the disposition of the Shares. The address for Janus is 151 Detroit Street, Denver, CO 80206. The portfolio managers for this fund are: Jonathan Coleman and Scott Stutzman.
(14)GSAM Holdings is the managing member of GS Sponsor. GSAM Holdings is a wholly owned subsidiary of The Goldman Sachs Group, Inc. In addition to the shares held by GS Sponsor, GS Employee Participation (“Participation LLC”) and GS Employee Participation 2 (“Participation 2 LLC”), each of which is managed by a subsidiary of GSAM Holdings, directly owns 1,325,000 founder shares and 1,400,000 founder shares, respectively.
(15)Interests shown for GS Sponsor II consist of (i) 16,025,000 founder shares and (ii) 8,500,000 shares of Class A common stock underlying the private placement warrants. Interests shown for GSAM Holdings consist of (i) 18,750,000 founder shares and (ii) 8,500,000 shares of Class A common stock underlying the private placement warrants.
(16)Represents 13,233,013 shares of Class A common stock held by CCP IX LP No. 1; (ii) 11,028,610 shares of Class A common stock held by CCP IX LP No. 2; (iii) 363,920 shares of Class A common stock held by CCP IX Co-investment LP; and (iv) 121,312 shares of Class A common stock held by CCP IX Co-Investment No. 2 LP (together, “CCP IX”). Charterhouse General Partners (IX) Ltd (“CGP IX”) is the

general partner of each of the limited partnerships comprising CCP IX. Charterhouse Capital Partners LLP (“CCP”) acts as the investment adviser to CGP IX. CCP’s advice with respect to investment decisions requires the approval of its Investment Committee comprised of 9 members, including the approval of CCP’s Managing Partner, currently Lionel Giacomotto. However, it is the board of directors of CGP IX which ultimately makes all investment decisions. As a result, CGP IX may be deemed to have beneficial ownership of the securities held by the limited partnerships comprising CCP IX. CGP IX is managed by a five member board of directors. Each of the CGP IX board members disclaims beneficial ownership of the securities beneficially owned by each of the limited partnerships comprising CCP IX, except to the extent of their pecuniary interest therein, if any. The address for each of the foregoing persons’ principal business office is 6th Floor, Belgrave House, 76 Buckingham Palace Road, London, SW1W 9TQ.
(17)Mr. Frédéric Sanchez is President of Purple Development SAS (“Purple Development”) and may be deemed as beneficial owner of 99.19% of Purple Development. The address of Purple Development is 3 rue Drouot, 75009 Paris, France.
(18)The principal business address for BNP Paribas S.A. (EPA:BNP) is 16 Boulevard des Italiens, 75009 Paris, France.
(19)Shares listed as beneficially owned consist of 1,544,017 shares of Class B common stock held by Mr. Logan; and 95,419 shares of Class A common stock issuable pursuant to the vesting and settlement of RSUs. Shares listed as beneficially owned exclude up to 3,200,000 shares of Class A common stock held by the Sponsor in which Mr. Logan has an interest due to his profits interests, which are subject to vesting requirements. The shares offered hereby consist of up to 1,544,017 shares of Class A common stock issuable upon redemption of 1,544,017 shares of IntermediateCo Class B common stock held by Mr. Logan. Mr. Logan is the Chief Executive Officer and a Director of the Company.
(20)The selling stockholder is Aere Perennius, LLC., a limited liability company which holds interests in trusts established for the benefit of Mr. Logan’s children. Mary Hancock Logan as Investment Trustee has voting and dispositive power of shares held by the limited liability company. The shares offered hereby consist of up to 2,596,371 shares of Class A common stock issuable upon redemption of 2,596,371 shares of IntermediateCo Class B common stock held by Aere Perennius, LLC. The address is c/o The Bryn Mawr Trust Company of Delaware, Administrative Trustee 20 Montchanin Road, Suite 100, Greenville DE 19807-2179.
(21)Shares listed as beneficially owned include 12,954 shares of Class A common stock issuable pursuant to the vesting and settlement of RSUs held by Mr. Kingsley Shares offered for resale include (i) 350,000 shares of Class A common stock held by the Diane Kingsley Revocable Trust and (ii) 150,000 shares held by the Lawrence D. Kingsley 2015 Family Irrevocable Trust. Mr. Kingsley’s shares exclude 4,200,000 shares of Class A common stock held by the Sponsor in which he has an interest due to his profits interests, which are subject to vesting requirements. Mr. Kingsley is Chairman of the Board of Mirion.
(22)Shares listed as beneficially owned consist of 740,845 shares of Class B common stock held by Mr. Schopfer and 19,083 shares of Class A common stock issuable pursuant to the vesting and settlement of RSUs. Shares offered hereby consist of up to 740,845 shares of Class A common stock issuable upon redemption of 740,845 shares of IntermediateCo Class B common stock held by Mr. Schopfer. Mr. Schopfer’s shares exclude 700,000 shares of Class A common stock held by the Sponsor in which he has an interest due to his profits interests, which are subject to vesting requirements. Mr. Schopfer is the Chief Financial Officer of Mirion.
(23)Shares offered hereby consist of (i) 75,000 shares of Class A common stock and (ii) up to 485,818 shares of Class A common stock issuable upon redemption of 485,818 shares of IntermediateCo Class B common stock held by Mr. Freed. Mr. Freed was an executive officer of the Company during the last three years.
(24)Shares listed as beneficially owned exclude 50,000 shares of Class A common stock held by GSAH II PIPE Investors Employee LP, and Ms. Natauri holds investment power over such shares. Voting decisions are made for the Selling Holder by its investment manager, Goldman Sachs, an affiliate of The Goldman Sachs Group, Inc.
(25)Shares offered hereby consist of up to 832,376 shares of Class A common stock issuable upon redemption of 832,376 shares of IntermediateCo Class B common stock held by Mr. Brumbaugh. Mr. Brumbaugh was employed by the Company within the last three years.
(26)Shares offered hereby consist of 210,809 shares of Class A common held by Mr. Morel. Mr. Morel is employed by the Company.
(27)Shares offered hereby consist of 43,395 shares of Class A common held by Mr. Gouronc.
(28)Shares offered hereby consist of 169,868 shares of Class A common held by Mr. Eloy. Mr. Eloy is employed by the Company.
(29)Shares offered hereby consist of 108,089 shares of Class A common held by Mr. Floquet. Mr. Floquet is employed by the Company.
(30)Shares offered hereby consist of up to 23,207 shares of Class A common issuable upon redemption of 23,207 shares of IntermediateCo Class B common stock held by Mr. Rosen.
(31)Shares offered hereby consist of up to 56,717 shares of Class A common stock issuable upon redemption of 56,717 shares of IntermediateCo Class B common stock held by Ms. Kempf. Ms. Kempf was not employed by the Company during the last three years.
(32)Shares offered hereby consist of up to 1,781,189 shares of Class A common stock issuable upon redemption of 1,781,189 shares of IntermediateCo Class B common stock held by eight selling stockholders.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of material United States federal income tax consequences of the ownership and disposition of our Class A common stock. This discussion applies only to shares of Class A common stock that are held as capital assets for U.S. federal income tax purposes and is applicable only to persons who are receiving our Class A common stock in this offering.
This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the application of the alternative minimum tax and the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:
•our sponsor, founders, officers or directors;
•financial institutions or financial services entities;
•broker-dealers;
•governments or agencies or instrumentalities thereof;
•regulated investment companies;
•S corporations;
•real estate investment trusts;
•expatriates or former long-term residents of the United States;
•persons that actually or constructively own five percent (5%) or more (by vote or value) of our common stock;
•insurance companies;
•dealers or traders subject to a mark-to-market method of tax accounting with respect to our Class A common stock;
•accrual-method taxpayers who are required under Section 451(b) of the Code, to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements;
•persons holding the Class A common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;
•U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;
•persons who acquire our Class A common stock as compensation; and
•tax-exempt entities.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds our Class A common stock, the U.S. federal income tax treatment of a partner in such partnership or equityholder in such pass-through entity generally will depend upon the status of the partner or equityholder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equityholder level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and equityholders in other pass-through entities considering the acquisition of our Class A common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the ownership and disposition of our Class A common stock by such partnership or pass-through entity.
This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.
U.S. Holders
This section applies to you if you are a “U.S. holder.” As used herein, the term “U.S. holder” means a beneficial owner of our Class A common stock who or that is for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
Taxation of Distributions
If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described below under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requirements relating to the requisite holding period are satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that currently are subject to tax at preferential long-term capital gains rates.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock
Upon a sale or other taxable disposition of our Class A common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders currently are eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A common stock transferred in such disposition.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Class A common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
All U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Class A common stock who or that is for U.S. federal income tax purposes:
•a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);
•a foreign corporation; or
•an estate or trust that is not a U.S. holder;
but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our Class A common stock.
Taxation of Distributions
In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) made to a Non-U.S. holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, under certain income tax treaties, not attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder), we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of our Class A common stock, which will be treated as described below under “Non-U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.
This withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock
A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock, unless:
•the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder);
•such Non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; or
•we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A common stock and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock is or has been treated as regularly traded on an established securities market for this purpose.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (which may be reduced by certain U.S. source capital losses) at a tax rate of thirty percent (30%).
If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Class A common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
All Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.
FATCA Withholding Taxes
Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the FATCA) generally impose withholding at a rate of thirty percent (30%) in certain circumstances on dividends in respect of our Class A common stock which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Class A common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Class A common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of thirty percent (30%), unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders of Class A common stock should consult their tax advisors regarding the possible implications of FATCA on their ownership of our Class A common stock.

LEGAL MATTERS
The validity of any securities offered by this prospectus will be passed upon for us by Goodwin Procter LLP, Redwood City, California.
EXPERTS
The financial statements of Mirion Technologies, Inc. and subsidiaries as of December 31, 2021 (Successor), June 30, 2021 (Predecessor), and June 30, 2020 (Predecessor), and for the period from October 20, 2021 through December 31, 2021 (Successor), the period from July 1, 2021 through October 19, 2021 (Predecessor) and the three years ended June 30, 2021 (Predecessor), have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated in this prospectus by reference to the Annual Report on Form 10-K dated February 28, 2022. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Mirion Technologies, Inc. (f/k/a GS Acquisition Holdings Corp II) as of October 19, 2021 and December 31, 2020 and the period from January 1, 2021 to October 19, 2021, and for each of the two years in the period ended December 31, 2020 incorporated in this prospectus by reference to the Current Report on Form 8-K dated November 17, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.
We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of any offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 28, 2022;
•The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021, from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed with the SEC on April 20, 2022;
•Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 5, 2022;
•Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on July 29, 2022;
•Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 3, 2022;
•Current Reports on Form 8-K filed with the SEC on February 23, 2022, March 3, 2022, March 8, 2022, May 20, 2022, June 17, 2022, September 19, 2022, October 3, 2022 and November 17, 2022 (excluding information furnished pursuant to Items 2.02 or 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and
•The description of our common stock and warrants contained in our Registration Statement on Form 8-A filed with the SEC on June 26, 2020 and the Description of Securities filed as Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including any amendments or reports filed for the purpose of updating such description.
Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
The SEC maintains a website at www.sec.gov, from which you can inspect these documents and other information we have filed electronically with the SEC.
We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or calling us at the following address or phone number:
Mirion Technologies, Inc.
1218 Menlo Drive, Atlanta, Georgia 30318
Attention: Corporate Secretary
Telephone: (770) 432-2744

We also make copies of such documents available on our corporate website at www.mirion.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.